EXHIBIT 10.18
USG CORPORATION

Annual Base Salaries
of
Named Executive Officers

NAMED EXECUTIVE		ANNUAL BASE
OFFICER	TITLE	SALARY

William C. Foote	Chairman of the Board	$1,150,000

James S. Metcalf	President and Chief Executive Officer	825,000

Richard H. Fleming	Executive Vice President and Chief Financial Officer	530,000

Christopher R. Griffin	Executive Vice President — Operations	375,000

Fareed A. Khan	Executive Vice President, Finance and Strategy	385,000